Exhibit 99.2

VASCO Data Security International, Inc.

Q2 2014 Earnings Conference Call

Prepared Remarks

July 24, 2014

[Comments by John Gunn: ]

Greetings everyone. Thank you for joining the VASCO Data Security Second Quarter, 2014 Earnings Conference call. Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer, and then we will open the call for questions from analysts.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS JULY 24, 2014, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON

At this time, I will turn the call over to Ken.

[General Comments – Ken Hunt]

First, let me say that I will keep my comments brief today as I would like to focus on answering your questions after management’s prepared remarks.

Second, I would like to say that I am very pleased with the Company’s strong performance in Q2 and the first half of 2014. I attribute this to the hard work of our entire organization in executing our long-term strategy, and to improvements in the global economic environment, particularly in the financial sector.

Our results demonstrate our strength and increasing momentum in many areas. Revenue from continuing operations for the second quarter of 2014 increased 28% to $47.7 million from $37.3 million in the second quarter of 2013, and for the first six months of 2014, increased 19% to $86.5 million from $72.6 million for the first six months of 2013.

Operating income from continuing operations for the second quarter and first six months of 2014 was $7.6 million and $11.5 million, respectively, an increase of $5.7 million, or 297%, from $1.9 million reported for the second quarter of 2013 and an increase of $6.9 million, or 149%, from $4.6 million reported for the first six months of 2013. Operating income as a percentage of revenue for the second quarter and first six months of 2014 was 16% and 13%, respectively, compared to 5% and 6% for the comparable periods in 2013.

Our cash increased from $109.5 million at March 31st to $123.3 million at June 30, 2014.

We are maintaining a focus on executing a revenue growth strategy through five primary methods:

•	The first is bringing the next generation of authentication and digital signature technologies to our customers to coincide with their authentication replacement, or refresh cycles, as we are doing with our Cronto technology and DIGIPASS for APPS

•	The second is driving increased demand for our products in new applications and new markets. The U.S. retail banking market and our partnership with HSBC is a great example of this.

•	The Third is increasing the adoption of our Authentication-as-a-Service and cloud-based solutions such as our DIGIPASS-as-a-Service.

•	Fourth is to continue expanding our client base in segments beyond our core business, such as application security for cloud application developers and Independent Software Vendors.

•	Fifth is identifying security technology companies for additional tuck-in acquisitions such as our recent acquisition of Risk IDS.

Because of our consistent and strong performance, we have the cash on hand and cash flow from operations that we need to aggressively pursue and realize this growth strategy.

We continue to make inroads into the market with the Cronto technology in our DIGIPASS 760 product. This incorporates a secure but easy to use method to verify and digitally sign financial transactions. Some of you have read the news of this week about the Emmental banking attack profiled by Trend Micro. We were very pleased that in their report, Trend identifies VASCO’s Cronto technology as a method of protection against this attack.

Our Cronto technology utilizes a next generation QR code which is a color cryptographic matrix displayed on the customer’s PC screen –essentially a high definition, color QR code. During an online banking transaction, the customer uses their mobile phone, or a small VASCO hardware device, to capture the QR code from the screen of their PC or laptop. The customer is then presented with what the bank believes the customer has requested, specifically the amount of the transaction and the payee. This information is encoded in the high definition QR-code and cannot be spoofed or replicated by a hacker.

This enables the customer to verify that the transaction details are genuine and the correct amount. This mitigates the increasing risk of Banking malware and Man in the Middle attacks, and provides the customer and the bank an assurance that the payment instructions have not been altered. This simple process takes security beyond the current use of two-factor authentication and provides a higher level of security that is necessary to protect online and mobile banking against the most sophisticated new attacks.

I feel very positive about our continuing success in achieving our growth goals and executing our long-term strategy of expanding beyond our current markets. We are making the right investments in people and technology to deliver critical security features that the market will require and that our competitors do not have.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

[Comments by Jan Valcke:]

Thank you, Ken.

Ladies and gentlemen,

The second quarter was another strong quarter for VASCO that followed our improvements over Q4 of 2013 and Q1 of 2014. These results demonstrate our ability to increase revenue at a much faster rate than our expenses, and with essentially the same head count, resulting in significant improvement in operating income and net income.

Our results for the second quarter reflected a 31% increase in revenues from the Banking market and a 14% % increase in revenues from the Enterprise and Application Security market. Going forward, we believe that our new solutions and new markets, including specific vertical segments and the Application Security market will continue to offer additional opportunities for significant growth.

One of our technology highlights for Q2 was the successful acquisition of Risk IDS, a provider of risk-based authentication solutions to global banks. What is exciting about Risk IDS is the way the technology provides online transaction risk management analysis through an intelligent authentication decision engine. How it increases security is by profiling and scoring the context of the user request to determine the risk profile of the transaction or request. Contextual threat information that is evaluated in real-time includes user location, the transaction amount, user-device characteristics, the presence of malware on the user device, and other factors. We believe that this unique solution will allow us to deliver improved real-time fraud detection to our clients and a dynamic process to ensure that high risk situations are identified and result in stronger authentication challenges when needed. The integration of this technology into our core solutions is proceeding as planned and we expect it to contribute to our revenue in 2015.

Another solution that I am very excited about and that is gaining momentum is our DIGIPASS for APPS solution. As more organizations implement applications, commonly known as apps, for their employees’ and customers’ mobile devices, it is becoming more important to properly secure those Apps. DIGIPASS for APPS is a library of critical security functions that web and mobile application developers can quickly and seamlessly integrate directly into their applications to enhance security. Some examples of the innovative functions available in DIGIPASS for APPS includes integrated One Time Password authentication to reduce fraud risk, a signature function for transaction verification, a Geo-location feature to establish proof of presence, and advanced functionality to detect if a mobile device has been compromised, all of which enable the application developer to easily provide their users with a high level of security with little expense or expertise.

An example of how we are successfully executing the growth strategy that Ken outlined is our June announcement of our win with Point-Click-Care, one of the leading providers of cloud-based software for the senior care industry. Point Click Care is using VASCO Authentication to enable healthcare practitioners to access patient medical records and co-sign treatment orders through a mobile device while still meeting stringent patient privacy regulations. We have other opportunities developing in this vertical market and it is an example of a segment where technology and regulation are combining to create enhanced opportunities for VASCO.

Thank you, Ken.

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[Comments by Cliff Bown:]

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the second quarter of 2014 were $47.7 million, an increase of $10.4 million or 28% from the second quarter of 2013. For the first six months, revenues were $86.5 million, an increase of $13.9 million or 19% from the comparable period in 2013.

The increase in revenue in the second quarter reflected a 31% increase in revenues from the Banking market and a 14% increase in revenues from the Enterprise and Application Security market. For the six months ended June 30, 2014, the increase reflected a 19% increase in revenues from the Banking market and a 20% increase in revenues from the Enterprise and Application Security.

Changes in exchange rates also had a favorable impact on the comparison of revenues. We estimate that revenues were $0.9 million higher for the second quarter and $1.1 million higher for first six months of 2014 than they would have been had the exchange rates in 2014 been the same as in 2013.

The mix of revenues in the second quarter of 2014 was more heavily weighted to the Banking market than in the second quarter of 2013. Revenues from the Banking market were 85% of our total revenue in the second quarter of 2014 compared to 83% in the second quarter of 2013. The mix of revenues for the first six months of 2014 was largely the same as in 2013 with 83% of our revenue coming from the Banking market in both periods.

The geographic distribution of our revenue for the first six months of 2014 compared to the same period in 2013 showed a slight increase in revenues outside of EMEA, which is our most significant region. For the first six months of 2014, EMEA contributed 62% of our total revenue compared to 64% in the first six months of 2013. Of the remaining balance for the first six months of 2014, 5% of our revenue came from the U.S., 23% from Asia and the remaining 10% came from other countries. Of the remaining balance for the first six months of 2013, 8% of our revenue came from the U.S., 16% from Asia and the remaining 12% came from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were slightly stronger for both the second quarter and first six months in 2014 compared to the same periods in 2013. Our gross profit margins were 65% and 66% of revenue for the second quarter and first six months of 2014, respectively, compared to 64% and 65% of revenue for the comparable periods in 2013. The increase in gross profit as a percentage of revenue for the second quarter and first six months of 2014 compared to 2013 primarily reflects the benefit of the strengthening of the Euro versus the U.S. dollar and lower non-product costs, such as freight and inventory write-downs, partially offset by a decline in gross margin on product sold to the Banking market.

The decline in the gross margins on product sold to the Banking market primarily reflected an increase in the percentage of our revenue that came from card readers. For the first six months of 2014, approximately 20% of our total revenue came from the sale of card readers. For the first six months of 2013, only 15% of our total revenue came from the sale of card readers.

On a consolidated basis, our operating expenses for the quarter and six months ended June 30, 2014 were $23.4 million and $45.3 million, respectively, an increase of $1.4 million or 6% from the second quarter of 2013 and an increase of $3.0 million or 7% for the six months ended June 30, 2014.

The increase in consolidated operating expenses for the both the second quarter and first six months of 2014 compared to the same period in 2013 primarily reflected increased incentive compensation expenses related to higher revenues, the incremental expenses related to Cronto Ltd., which we acquired in the second quarter of 2013, and the strengthening of the Euro compared to the U.S. dollar. We estimate that the strengthening of the Euro vs. the U.S. dollar increased our expenses by $0.8 million and $1.1 million for the second quarter and first six months of 2014 compared to the same periods in 2013.

At June 30, 2014 we had 375 people worldwide with 184 in sales, marketing and customer support, 134 in research and development and 57 in general and administrative. The average headcount for the second quarter of 2014 was 8 persons or 2% lower than the average headcount for the second quarter of 2013. The average headcount for the first six months of 2014 was 2 persons or 1% higher than the average headcount for the same period in 2013.

Operating expenses for the second quarter and first six months of 2014 included $0.8 million and $1.4 million of expenses related to long-term incentive plan costs, respectively, compared to $0.6 million and $1.4 million of long-term incentive plan costs for the second quarter and first six months of 2013, respectively.

Operating income for the second quarter of 2014 was $7.6 million, an increase of $5.7 or 297% from the $1.9 million reported in the second quarter of 2013. For the first six months, operating income was $11.5 million in 2014, an increase of $6.9 million or 149% from the $4.6 million reported in 2013.

Operating income as a percent of revenue, or operating margin, was 16% for the second quarter and 13% first six months of 2014. In 2013, our operating margins were 5% for the second quarter and 6% for the first six months.

We reported income tax expense of $1.0 million for the second quarter and $1.8 million for the first six months of 2014. The effective tax rate was 13% for the second quarter and 15% first six months of 2014.

For 2013, the Company reported income tax expense of $0.4 million for the second quarter and $0.9 million for the first six months. The effective tax rate was 17% for both the second quarter and first six months of 2013.

The increase in the tax expense for the second quarter and first six months is attributable to higher pretax income, partially offset by the lower effective tax rate. The effective rates for both 2014 and 2013 reflect our estimate of our full-year tax rate at the end of the second quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the second quarter of each year as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show strong cash and working capital balances throughout the second quarter of 2014. Our net cash balance was $123.3 million at June 30, 2014, an increase of $13.8 million or 13%, from $109.5 million at March 31, 2014, and an increase of $24.7 million, or 25%, from $98.6 million at December 31, 2013.

At June 30, 2014 we had working capital of $135.2 million, an increase of $7.5 million, or 6%, from $127.7 million at March 31, 2014 and an increase of $10.7 million or 9% from $124.5 million reported at December 31, 2013. The increase in working capital is primarily related to our operating profits.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

[Ken Hunt: Closing Remarks]

At this time I would like to highlight our guidance for 2014.

•	VASCO is increasing its guidance for revenue for the full-year 2014. We currently believe that our revenue from our traditional business, which excludes our new service product offerings, DIGIPASS as a Service and MYDIGIPASS.COM, will be in the range of $175 million to $180 million, an increase from the range communicated previously of $168 million to $172 million, and

•	We are also increasing our guidance for operating income as a percentage of revenue. We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 13% to 15%, which compares to the 11% to 13% communicated previously.

The reason for our revised guidance is the continued strong intake of new orders and the increasing demand for our solutions.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.